Exhibit 99.1

News Release

Commercial Metals Company to Exit International Marketing and Distribution Segment

and Signs Definitive Agreement to sell CMC Cometals Division

IRVING, TX—June 13, 2017—Commercial Metals Company (NYSE: CMC) (the “Company”), today announced its plan to exit its International Marketing and Distribution Segment. As an initial step in this plan, on June 12, 2017, the Company and its wholly owned subsidiary, CMC Cometals International Sarl, signed a definitive agreement to sell its raw materials trading division, CMC Cometals, to Traxys North America L.L.C. and Traxys Europe S.A., which are affiliates of The Carlyle Group. CMC Cometals markets, distributes and processes metal, ores, concentrates, industrial minerals, ferroalloys, chemicals and industrial products worldwide. The transaction is expected to close later this summer and is subject to customary closing conditions and regulatory approvals.

“We are pleased to see Cometals combine with the highly respected Traxys group and are confident that this transaction will provide Cometals with the best platform to grow its business and serve its customers and suppliers,” remarked Barbara Smith, President and Chief Operating Officer.

Mark Kristoff, Chief Executive Officer of Traxys Group, commented: “we are excited about this transaction and have identified many opportunities to grow the Cometals business as part of the Traxys Group. The Cometals team has enjoyed a strong track record of supplier and customer service that complements Traxys’ activities and broadens our product offerings.”

Eli Skornicki, Cometals’ President, added: “under the new ownership structure, the Cometals team will continue to operate from its current locations in the U.S., China, Benelux and Russia. Our dedicated team of traders will execute all pending contracts and continue to provide superior service. The broader Traxys franchise is sure to provide opportunities for growth and success.”

In addition, the Company announced its plan to pursue a sale of its CMC Cometals Steel division located in Irving, Texas, which markets steel products, as well as a restructuring and sale of the remaining trading operations located in Asia and Australia.

Barbara Smith commented: “These actions will allow the Company to focus its capital and other resources on its core steel manufacturing operations in the United States and Poland, which are well positioned to serve the robust demand for steel needed to support nonresidential construction and infrastructure in the United States and Poland. International Marketing and Distribution has been a part of the Company’s business portfolio for many years, and we thank all of our employees for their many years of service to the Company.”

About Commercial Metals Company

Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

About Traxys

Traxys, headquartered in Luxembourg, is a physical commodity trader and merchant in the metals and natural resources sectors. Its logistics, marketing, distribution, supply chain management and trading activities are conducted by over 300 employees, in over 20 offices worldwide, and its annual turnover is in excess of $6 billion. Traxys’ focus is primarily on the marketing and sourcing of base metals and concentrates, minor and alloying metals, industrial minerals and chemicals, and materials for steel mills and foundries, and the management of all parts of the supply chain, from producer to consumer, worldwide.

Traxys is a privately held company. Its principal shareholders are global alternative asset manager The Carlyle Group (NASDAQ: CG), and Traxys Management.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding the Company’s plans to sell CMC Cometals, CMC Cometals Steel and restructure and sell CMC Australia and the Company’s operations in Asia. These forward-looking statements generally can be identified by phrases such as we, the Company, CMC or its management expects, anticipates, believes, estimates, intends, plans to, ought, could, will, should, likely, appears or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or otherwise.

Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, the following: the achievement of closing conditions and regulatory approvals, the results of negotiations, the completion of potential transactions on intended timetables or at all; rapid and significant changes in the price of metals; excess capacity in our industry, particularly in China, and product availability from competing steel minimills and other steel suppliers including import quantities and pricing; currency fluctuations; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; potential limitations in our or our customers’ ability to access credit and non-compliance by our customers with our contracts; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; global factors, including political uncertainties and military conflicts; availability of electricity and natural gas for minimill operations; information technology interruptions and breaches in security data; ability to retain key executives; ability to make necessary capital expenditures; availability and pricing of raw materials over which we exert little influence, including scrap metal, energy, insurance and supply prices; unexpected equipment failures; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources;

losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; increased costs related to health care reform legislation; and those factors listed under Item 1A. Risk Factors included in the Company’s Annual Report filed on Form 10-K for the fiscal year ended August 31, 2016.

Media Contact:

Public Relations – Susan Gerber

214-689-4300